Exhibit 10.1

AMENDATORY AGREEMENT

TO CHANGE IN CONTROL AGREEMENT

This AMENDATORY AGREEMENT (the “Amendatory Agreement”) is made and entered into as of the 23rd day of September, 2022 by and among Lakeland Bancorp, Inc. (“Bancorp”), Lakeland Bank (the “Bank” and, collectively with Bancorp, the “Company”) and Ronald E. Schwarz (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into a certain Change in Control Agreement, dated as of May 29, 2009, and amended as of August 7, 2015 and January 6, 2022 (as amended, the “Agreement”); and

WHEREAS, this Amendatory Agreement is entered into in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 26, 2022, between Provident Financial Services, Inc., a Delaware corporation (“Parent”), and Bancorp (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and effective as of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), pursuant to which the Bancorp will be merged with and into Parent; and

WHEREAS, Executive and the Company are entering into this Amendatory Agreement contemporaneously with the Merger Agreement; and

WHEREAS, in connection with the foregoing and subject to the occurrence of the Closing, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Amendatory Agreement in order to induce Executive to continue employment with, and to provide further incentive for Executive to achieve the financial and performance objectives of, the Company; and

WHEREAS, Section 16 of the Agreement permits the Agreement to be amended by a writing executed by the parties thereto.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereby agree as follows:

1. Section 1(c) of the Agreement is hereby amended and restated to read as follows:

“Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change in Control and ending February 7, 2024.”

2. Continuation of Agreement. Except as expressly set forth herein, this Amendatory Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law. This Amendatory Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

4. Counterparts. This Amendatory Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

5. Subject to Merger Agreement. Notwithstanding anything to the contrary contained herein, this Amendatory Agreement shall be subject to the consummation of the Merger, and shall become effective as of the Effective Time as defined in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendatory Agreement to be executed and the Executive has hereunto set his hand, all as of the date first above written.

EXECUTIVE:

/s/ Ronald E. Schwarz
Ronald E. Schwarz

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Thomas J. Shara, President and CEO

LAKELAND BANK

By:	/s/ Thomas J. Shara
Thomas J. Shara, President and CEO